Exhibit 10.46

APPROVED BY THE BOARD: 21 JANUARY 2015
UPDATED: 1 AUGUST 2017

FERGUSON PLC

FERGUSON GROUP SHARE PLANS: RETIREMENT POLICY

Unless otherwise specified in the rules of the Plans, any UK tax resident participant in any of the Plans shall be treated as having retired, for the purpose of the operation of the rules of the Plans only (and not for any other purpose relating to a participant’s employment, pension or any other matter), if he or she ceases to be employed, is aged 60 years or above at the date of cessation of employment and has informed the Company or his or her employing company in writing that he or she intends to retire unless:

a)the Company or employing company has good reason to believe prior to the cessation of employment that the participant is not in fact intending to retire, in which case the employee will not be treated as having retired; or

b)the participant has a contractual or other entitlement in respect of awards granted on or prior to 31 December 2014 to retire at an age lower than 60 years, in which case the participant will be entitled to be treated as having retired at that lower age for the purpose of those awards only; or

c)the participant has in fact ceased employment for any reason other than retirement, in which case the employee will not be treated as having retired.

In respect of other participants in the Plans, the Company will observe local laws relating to retirement in determining whether a participant should be treated as having retired.

Plans means the Company’s current and future share-based long term incentive and all-employee savings plans, including its executive share option plans, long term incentive plans, ordinary share plans, international sharesave plans, savings-related share option schemes and employee share purchase plans.

This policy applies solely to the operation of all the Company’s Plans and will be reviewed annually by management.

Ferguson Group Share Plans: Retirement Policy August 2017